EX-99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated August 16, 2018, relating to the financial statements and financial highlights, which appear in Franklin U.S. Government Money Fund’s and Franklin Templeton U.S. Government Money Fund’s Annual Reports on Form N-CSR for the year ended June 30, 2018. We also consent to the references to us under the headings "Agreement" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Francisco, California
August 1, 2019